Albertsons Companies, Inc. Reports First Quarter Fiscal 2022 Results

Raises Fiscal 2022 Outlook

Boise, ID - July 26, 2022

Albertsons Companies, Inc. (NYSE: ACI) (the "Company") today reported results for the first quarter of fiscal 2022, which ended June 18, 2022.

First Quarter of Fiscal 2022 Highlights

•Identical sales increased 6.8%
•Digital sales increased 28%
•Net income of $484 million, or $0.84 per share
•Adjusted net income of $582 million, or $1.00 per share
•Adjusted EBITDA of $1,420 million

"In the first quarter, our teams continued to deliver strong operating and financial performance across all key metrics, and we continued to gain market share," said Vivek Sankaran, CEO. "As we look forward to the balance of the year, while we are thoughtful about the macro environment and the possible implications on consumer behavior, our teams have consistently demonstrated their ability to adapt to a changing back drop in real time. This puts us in a strong position to continue to execute against our Customers for Life strategy, including more deeply engaging our customers both digitally and in-store and delivering against our productivity agenda. We are so proud of the resilience, agility and passion of our teams and their ongoing service to our customers and communities."

First Quarter of Fiscal 2022 Results

Net sales and other revenue was $23.3 billion during the 16 weeks ended June 18, 2022 ("first quarter of fiscal 2022") compared to $21.3 billion during the 16 weeks ended June 19, 2021 ("first quarter of fiscal 2021"). The increase was driven by the Company's 6.8% increase in identical sales and higher fuel sales, with retail price inflation contributing to the identical sales increase.

Gross margin rate decreased to 28.1% during the first quarter of fiscal 2022 compared to 29.1% during the first quarter of fiscal 2021. Excluding the impact of fuel and LIFO expense, gross margin rate decreased 27 basis points compared to the first quarter of fiscal 2021. The decrease was driven by fewer COVID-19 vaccines in the first quarter of fiscal 2022 compared to last year. The COVID-19 impact was partially offset, however, by the gross margin rate benefits from our productivity initiatives, offset by inflationary increases in product and supply chain costs.

Selling and administrative expenses decreased to 25.2% of Net sales and other revenue during the first quarter of fiscal 2022 compared to 25.9% during the first quarter of fiscal 2021. Excluding the impact of fuel, Selling and administrative expenses as a percentage of Net sales and other revenue decreased 15 basis points. The decrease in Selling and administrative expenses was primarily attributable to lower COVID-19 related expenses and the execution of productivity initiatives, partially offset by expenses related to the Company's investments in its digital and omnichannel capabilities and other strategic priorities, increased employee costs and higher depreciation and amortization. The increase in employee costs was the result of market-driven wage rate increases and higher equity-based compensation expense.

Net gain on property dispositions and impairment losses was $79.4 million during the first quarter of fiscal 2022 compared to net loss of $0.3 million during the first quarter of fiscal 2021.

Interest expense, net was $138.9 million during the first quarter of fiscal 2022 compared to $153.3 million during the first quarter of fiscal 2021.

Other income, net was $6.3 million during the first quarter of fiscal 2022 compared to $43.5 million during the first quarter of fiscal 2021.

Income tax expense was $143.3 million, representing a 22.8% effective tax rate, during the first quarter of fiscal 2022 compared to $132.5 million, representing a 23.0% effective tax rate, during the first quarter of fiscal 2021.

Net income was $484.2 million, or $0.84 per share, during the first quarter of fiscal 2022 compared to $444.8 million, or $0.78 per share, during the first quarter of fiscal 2021.

Adjusted net income was $582.0 million, or $1.00 per share, during the first quarter of fiscal 2022 compared to $517.5 million, or $0.89 per share, during the first quarter of fiscal 2021.

Adjusted EBITDA was $1,420.3 million, or 6.1% of Net sales and other revenue, during the first quarter of fiscal 2022 compared to $1,308.1 million, or 6.2% of Net sales and other revenue, during the first quarter of fiscal 2021.

Capital Allocation

During the first quarter of fiscal 2022, capital expenditures were $613.8 million, which primarily included the building of our digital and technology platforms and investments in the modernization of our store fleet, including 27 remodels. During the first quarter of fiscal 2022, the Company paid a quarterly dividend of $0.12 per share of common stock on May 10, 2022 to stockholders of record as of April 26, 2022. On July 14, 2022, the Company announced the next quarterly dividend of $0.12 per share of Class A common stock payable on August 10, 2022 to stockholders of record as of July 26, 2022.

Strategic Alternative Developments

In connection with our previously-announced Board led review of potential strategic alternatives to enhance the Company's growth and maximize stockholder value (the "Strategic Alternatives Review"), the Company engaged a third party to review the value of its real estate portfolio. Based on the completed real estate appraisal, the total value of Company-owned and ground-leased properties has increased approximately $2.5 billion to $13.7 billion, up from $11.2 billion in 2019.

In addition, as previously disclosed in an 8-K filed June 22, 2022, we entered into an extended lock-up agreement (the "Extended Lock-Up Agreement") with entities affiliated with five of our largest stockholders (Cerberus Capital Management, L.P., Kimco Realty Corporation, Klaff Realty, L.P., Lubert-Adler Partners and Jubilee Limited Partnership), who we refer to as our Sponsors. The Sponsors were each party to the lock-up agreement dated June 25, 2020 (the "2020 Lock-Up Agreement") which was due to expire on June 30, 2022. Under the terms of the Extended Lock-up Agreement, which supersedes the 2020 Lock-Up Agreement, each Sponsor agreed to restrictions, subject to certain exceptions set forth in the Extended Lock-Up Agreement, on its ability to offer, sell, transfer, contract to sell, pledge or otherwise dispose of shares of our common stock that it owns through September 10, 2022, the end of the Company's second fiscal quarter. The Sponsors beneficially own, in the aggregate, 366,043,040 shares of common stock as of the date of this report.

The Board has not set a timetable for the conclusion of the Strategic Alternatives Review, nor has it made any decisions related to any further actions or potential strategic alternatives at this time. There can be no assurance that the Strategic Alternatives Review will result in any transaction or other strategic change or outcome.

Convertible Preferred Stock

Subsequent to the end of the first quarter of fiscal 2022, certain holders of the Company's convertible preferred stock converted approximately 4,411 shares of convertible preferred stock into 256,162 shares of the Company's Class A common stock. As of July 22, 2022, the Company has issued, in the aggregate, 61,489,721 shares of common stock to holders of convertible preferred stock, representing approximately 61% of the originally issued convertible preferred stock. As a result, there are 40,122,279 shares of common stock reserved for issuance upon the potential conversion of the remaining outstanding convertible preferred stock.

Fiscal 2022 Outlook

The Company is providing an updated fiscal 2022 outlook and now expects:

•Identical sales in fiscal 2022 of approximately 3% to 4% (previously 2% to 3%)
•Adjusted EBITDA in the range of $4.25 billion to $4.35 billion (previously $4.15 billion to $4.25 billion)
•Adjusted net income per share in the range of $2.80 to $2.95 per share (previously $2.70 to $2.85 per share)
•Effective tax rate in the range of 23% to 24% excluding discrete items (unchanged)
•Capital expenditures in the range of $2.0 billion to $2.1 billion (unchanged)

The Company is unable to provide a full reconciliation of the GAAP and Non-GAAP Measures (as defined below) used in the updated fiscal 2022 outlook without unreasonable effort because it is not possible to predict certain of the adjustment items with a reasonable degree of certainty. This information is dependent upon future events and may be outside of the Company's control and could have a significant impact on its GAAP financial results for fiscal 2022. The expected effective tax rate does not reflect potential rate adjustments for the resolution of tax audits or potential changes in tax laws, which cannot be predicted with reasonable certainty.

Conference Call

The Company will hold a conference call today at 8:30 a.m. Eastern Time, which will be hosted by Vivek Sankaran, CEO, and Sharon McCollam, President & CFO. The call will be webcast and can be accessed at https://albertsonscompanies.com/investors/events-and-presentations. A replay of the webcast will be available for at least two weeks following the completion of the call.

About Albertsons Companies

Albertsons Companies is a leading food and drug retailer in the United States. As of June 18, 2022, the Company operated 2,273 retail food and drug stores with 1,720 pharmacies, 402 associated fuel centers, 22 dedicated distribution centers and 19 manufacturing facilities. The Company operates stores across 34 states and the District of Columbia with 24 banners including Albertsons, Safeway, Vons, Jewel-Osco, Shaw's, Acme, Tom Thumb, Randalls, United Supermarkets, Pavilions, Star Market, Haggen, Carrs, Kings Food Markets and Balducci's Food Lovers Market. The Company is committed to helping people across the country live better lives by making a meaningful difference, neighborhood by neighborhood. In 2021, along with the Albertsons Companies Foundation, the Company contributed nearly $200 million in food and financial support, including approximately $40 million through our Nourishing Neighbors Program to ensure those living in our communities have enough to eat.

Forward-Looking Statements and Factors That Impact Our Operating Results and Trends

This press release includes "forward-looking statements" within the meaning of the federal securities laws. The "forward-looking statements" include our current expectations, assumptions, estimates and projections about our business and our industry. They include statements relating to our future operating or financial performance which the Company believes to be reasonable at this time. You can identify forward-looking statements by the use of words such as "outlook," "may," "should," "could," "estimates," "predicts," "potential," "continue," "anticipates," "believes," "plans," "expects," "future" and "intends" and similar expressions which are intended to identify forward-looking statements.

These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control and difficult to predict, including, among others:
•changes in macroeconomic conditions and uncertainty regarding the geopolitical environment;
•retail consumer behavior and environment and the Company's industry;
•ability to attract and retain qualified associates and negotiate acceptable contracts with labor unions;
•failure to achieve productivity initiatives;
•increased rates of food price inflation, as well as fuel and commodity prices;
•availability of agricultural commodities and raw materials used in our food products;
•ability to enter into strategic transactions, investments or partnerships in the future on terms acceptable to us, or at all; and
•factors related to the continued impact of the COVID-19 pandemic, about which there are still many unknowns, including its duration, recurrence, new variants, status and effectiveness of vaccinations, duration and scope of related government orders, financial assistance programs, mandates and regulations and the extent of the overall impact to our business and the communities we serve.

All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements and risk factors. Forward-looking statements contained in this press release reflect our view only as of the date of this press release. We undertake no obligation, other than as required by law, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

While certain aspects of our financial results have been favorably impacted by increased demand during the COVID-19 pandemic, in addition to favorable consumer conditions including incremental financial assistance provided by various government agencies, our business continues to experience challenges to meet customer demand. We have experienced increased labor shortages due to COVID-19 variants resulting in operational disruptions. Together with labor shortages and higher demand for talent, the current economic environment is driving higher wages. Labor shortages could also impact our ability to negotiate acceptable contracts with labor unions which could result in strikes by affected workers and thereby significantly disrupt our operations. Our ability to meet labor needs, control wage and labor-related costs and minimize labor disruptions will be key to our success of operating our business and executing our business strategies. Furthermore, our business is experiencing an inflationary environment and food price inflation, which has benefited our sales and gross margin growth but has negatively impacted our gross margin rates. We are unable to predict how long the current inflationary environment, including increased energy costs, will continue. We expect the economic environment to remain uncertain as we navigate the current geopolitical environment, the COVID-19 pandemic, labor challenges, supply chain constraints and the current inflationary environment, including increasing energy and commodity prices.

Such risks and uncertainties could cause actual results to differ materially from those expressed or forecasted by us. In evaluating our financial results and forward-looking statements, you should carefully consider the risks and uncertainties more fully described in the "Risk Factors" section or other sections in our reports filed with the SEC including the most recent annual report on Form 10-K and any subsequent periodic reports on Form 10-Q and current reports on Form 8-K.

Non-GAAP Measures and Identical Sales

Non-GAAP Measures. EBITDA, Adjusted EBITDA, Adjusted net income and Adjusted net income per Class A common share (collectively, the "Non-GAAP Measures") are performance measures that provide supplemental information the Company believes is useful to analysts and investors to evaluate its ongoing results of operations, when considered alongside other GAAP measures such as net income, operating income, gross margin, and net income per Class A common share. These Non-GAAP Measures exclude the financial impact of items management does not consider in assessing the Company's ongoing operating performance, and thereby provide useful measures of its operating performance on a period-to-period basis. Other companies may have different definitions of Non-GAAP Measures and provide for different adjustments, and comparability to the Company's results of operations may be impacted by such differences. The Company also uses Adjusted EBITDA and Net debt ratio for board of director and bank compliance reporting. The Company's presentation of Non-GAAP Measures should not be construed as an implication that its future results will be unaffected by unusual or non-recurring items.

Identical Sales. As used in this earnings release, the term "identical sales" includes stores operating during the same period in both the current fiscal year and the prior fiscal year, comparing sales on a daily basis. Direct to consumer digital sales are included in identical sales, and fuel sales are excluded from identical sales.

Albertsons Companies, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(dollars in millions, except per share data)
(unaudited)

	16 weeks ended
	June 18, 2022	June 19, 2021
Net sales and other revenue	$23,310.3	$21,269.4
Cost of sales	16,765.3	15,078.4
Gross margin	6,545.0	6,191.0

Selling and administrative expenses	5,864.3	5,503.6
(Gain) loss on property dispositions and impairment losses, net	(79.4)	0.3
Operating income	760.1	687.1

Interest expense, net	138.9	153.3
Other income, net	(6.3)	(43.5)
Income before income taxes	627.5	577.3

Income tax expense	143.3	132.5
Net income	$484.2	$444.8

Net income per Class A common share
Basic net income per Class A common share	$0.86	$0.80
Diluted net income per Class A common share	0.84	0.78
Weighted average Class A common shares outstanding (in millions)
Basic	513.3	465.1
Diluted	576.3	571.4

% of net sales and other revenue
Gross margin	28.1%	29.1%
Selling and administrative expenses	25.2%	25.9%

Store data
Number of stores at end of quarter	2,273	2,278

Albertsons Companies, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in millions)
(unaudited)

	June 18, 2022	February 26, 2022
ASSETS
Current assets
Cash and cash equivalents	$3,213.1	$2,902.0
Receivables, net	565.3	560.6
Inventories, net	4,573.2	4,500.8
Other current assets	326.6	403.0
Total current assets	8,678.2	8,366.4

Property and equipment, net	9,069.9	9,349.6
Operating lease right-of-use assets	5,908.4	5,908.4
Intangible assets, net	2,309.6	2,285.0
Goodwill	1,201.0	1,201.0
Other assets	1,052.9	1,012.6
TOTAL ASSETS	$28,220.0	$28,123.0

LIABILITIES
Current liabilities
Accounts payable	$3,970.3	$4,236.8
Accrued salaries and wages	1,349.7	1,554.9
Current maturities of long-term debt and finance lease obligations	825.4	828.8
Current maturities of operating lease obligations	647.0	640.6
Other current liabilities	1,119.9	1,087.4
Total current liabilities	7,912.3	8,348.5

Long-term debt and finance lease obligations	7,121.2	7,136.3
Long-term operating lease obligations	5,497.2	5,419.9
Deferred income taxes	806.9	799.8
Other long-term liabilities	2,176.4	2,115.4

Commitments and contingencies
Series A convertible preferred stock	635.4	681.1
Series A-1 convertible preferred stock	—	597.4

STOCKHOLDERS' EQUITY
Class A common stock	5.9	5.9
Additional paid-in capital	1,998.2	2,032.2
Treasury stock, at cost	(971.8)	(1,647.4)
Accumulated other comprehensive income	66.2	69.0
Retained earnings	2,972.1	2,564.9
Total stockholders' equity	4,070.6	3,024.6
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$28,220.0	$28,123.0

Albertsons Companies, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(in millions)
(unaudited)

	16 weeks ended
	June 18, 2022	June 19, 2021
Cash flows from operating activities:
Net income	$484.2	$444.8
Adjustments to reconcile net income to net cash provided by operating activities:
(Gain) loss on property dispositions and impairment losses, net	(79.4)	0.3
Depreciation and amortization	547.7	504.2
Operating lease right-of-use assets amortization	198.8	189.3
LIFO expense	62.1	14.5
Deferred income tax	2.8	(17.9)
Contributions to pension and post-retirement benefit plans, net of (income) expense	(9.5)	(14.5)
Gain on interest rate swaps and energy hedges, net	(18.5)	(6.3)
Equity-based compensation expense	35.3	22.2
Other	25.2	(22.9)
Changes in operating assets and liabilities:
Receivables, net	(5.4)	(74.7)
Inventories, net	(134.4)	14.8
Accounts payable, accrued salaries and wages and other accrued liabilities	(123.2)	(31.3)
Operating lease liabilities	(118.1)	(109.5)
Self-insurance assets and liabilities	24.5	27.5
Other operating assets and liabilities	99.8	118.5
Net cash provided by operating activities	991.9	1,059.0

Cash flows from investing activities:
Business acquisitions, net of cash acquired	—	(23.5)
Payments for property, equipment and intangibles, including payments for lease buyouts	(613.8)	(513.4)
Proceeds from sale of long-lived assets	71.8	15.2
Other investing activities	(9.4)	28.7
Net cash used in investing activities	(551.4)	(493.0)

Cash flows from financing activities:
Payments on long-term borrowings	(0.1)	(0.3)
Payments of obligations under finance leases	(13.1)	(14.1)
Dividends paid on common stock	(63.0)	(46.5)
Dividends paid on convertible preferred stock	(22.8)	(29.5)
Employee tax withholding on vesting of restricted stock units	(37.3)	(10.0)
Other financing activities	6.8	(8.8)
Net cash used in financing activities	(129.5)	(109.2)

Net increase in cash and cash equivalents and restricted cash	311.0	456.8
Cash and cash equivalents and restricted cash at beginning of period	2,952.6	1,767.6
Cash and cash equivalents and restricted cash at end of period	$3,263.6	$2,224.4

Albertsons Companies, Inc. and Subsidiaries
Reconciliation of Non-GAAP Measures
(in millions, except per share data)

The following tables reconcile Net income to Adjusted net income, and Net income per Class A common share to Adjusted net income per Class A common share for the 16 weeks ended June 18, 2022 and June 19, 2021:

	16 weeks ended
	June 18, 2022	June 19, 2021
Numerator:

Net income	$484.2	$444.8
Adjustments:
Gain on interest rate swaps and energy hedges, net (d)	(18.5)	(6.3)
Business transformation (1)(b)	33.8	20.8
Equity-based compensation expense (b)	35.3	22.2
(Gain) loss on property dispositions and impairment losses, net	(79.4)	0.3
LIFO expense (a)	62.1	14.5
Government-mandated incremental COVID-19 pandemic related pay (2)(b)	5.9	29.1
Amortization of debt discount and deferred financing costs (c)	5.1	6.4
Amortization of intangible assets resulting from acquisitions (b)	15.4	16.1
Miscellaneous adjustments (3)(f)	67.0	(7.3)
Tax impact of adjustments to Adjusted net income	(28.9)	(23.1)
Adjusted net income	$582.0	$517.5

Denominator:

Weighted average Class A common shares outstanding - diluted	576.3	571.4
Adjustments:
Restricted stock units and awards (4)	6.9	9.4
Adjusted weighted average Class A common shares outstanding - diluted	583.2	580.8

Adjusted net income per Class A common share - diluted	$1.00	$0.89

	16 weeks ended
	June 18, 2022	June 19, 2021
Net income per Class A common share - diluted	$0.84	$0.78
Non-GAAP adjustments (5)	0.17	0.13
Restricted stock units and awards (4)	(0.01)	(0.02)
Adjusted net income per Class A common share - diluted	$1.00	$0.89

Albertsons Companies, Inc. and Subsidiaries
Reconciliation of Non-GAAP Measures
(in millions, except per share data)

(1) Includes costs associated with third-party consulting fees related to our strategic priorities and associated business transformation, as well as closures of operating facilities.
(2) Represents incremental pay that is legislatively required in certain municipalities in which we operate.
(3) Primarily includes certain legal and regulatory accruals and settlements, net realized and unrealized gains and losses related to non-operating investments, lease adjustments related to non-cash rent expense and costs incurred on leased surplus properties, adjustments for unconsolidated equity investments and costs associated with integrating acquired businesses.
(4) Represents incremental unvested restricted stock units ("RSUs") and unvested restricted stock awards ("RSAs") to adjust the diluted weighted average Class A common shares outstanding during each respective period to the fully outstanding RSUs and RSAs as of the end of each respective period.
(5) Reflects the per share impact of Non-GAAP adjustments for each period. See the reconciliation of Net income to Adjusted net income above for further details.

The following table is a reconciliation of Adjusted net income to Adjusted EBITDA:

	16 weeks ended
	June 18, 2022	June 19, 2021
Adjusted net income (1)	$582.0	$517.5
Tax impact of adjustments to Adjusted net income	28.9	23.1
Income tax expense	143.3	132.5
Amortization of debt discount and deferred financing costs (c)	(5.1)	(6.4)
Interest expense, net	138.9	153.3
Amortization of intangible assets resulting from acquisitions (b)	(15.4)	(16.1)
Depreciation and amortization (e)	547.7	504.2
Adjusted EBITDA	$1,420.3	$1,308.1
(1) See the reconciliation of Net income to Adjusted net income above for further details.
Non-GAAP adjustment classifications within the Consolidated Statement of Operations:
(a) Cost of sales
(b) Selling and administrative expenses
(c) Interest expense, net

Albertsons Companies, Inc. and Subsidiaries
Reconciliation of Non-GAAP Measures
(in millions, except per share data)

(d) Gain on interest rate swaps and energy hedges, net:

	16 weeks ended
	June 18, 2022	June 19, 2021
Cost of sales	$(8.9)	$(5.2)
Selling and administrative expenses	(2.9)	(1.4)
Other income, net	(6.7)	0.3
Total Gain on interest rate swaps and energy hedges, net	$(18.5)	$(6.3)

(e) Depreciation and amortization:

	16 weeks ended
	June 18, 2022	June 19, 2021
Cost of sales	$51.5	$50.8
Selling and administrative expenses	496.2	453.4
Total Depreciation and amortization	$547.7	$504.2

(f) Miscellaneous adjustments:

	16 weeks ended
	June 18, 2022	June 19, 2021
Selling and administrative expenses	$47.8	$10.3
Other income, net	19.2	(17.6)
Total Miscellaneous adjustments	$67.0	$(7.3)

Albertsons Companies, Inc. and Subsidiaries
Reconciliation of Non-GAAP Measures
(in millions)

The following table is a reconciliation of Net Debt Ratio on a rolling four quarter basis:

	June 18, 2022	June 19, 2021
Total debt (including finance leases)	$7,946.6	$8,360.1
Cash and cash equivalents	3,213.1	2,173.8
Total debt net of cash and cash equivalents	4,733.5	6,186.3

Rolling four quarters Adjusted EBITDA	$4,510.6	$4,141.1

Total Net Debt Ratio	1.05	1.49

The following table is a reconciliation of Net income to Adjusted EBITDA on a rolling four quarter basis:

	Rolling four quarters ended
	June 18, 2022	June 19, 2021
Net income	$1,659.0	$708.8
Depreciation and amortization	1,724.8	1,581.0
Interest expense, net	467.5	510.9
Income tax expense	490.7	209.1
EBITDA	4,342.0	3,009.8

Gain on interest rate swaps and energy hedges, net	(35.0)	(13.9)
Business transformation (1)	69.6	69.0
Equity-based compensation expense	114.3	62.2
Loss on debt extinguishment	3.7	85.3
Gain on property dispositions and impairment losses, net	(94.7)	(68.8)
LIFO expense	162.8	60.1
Discretionary COVID-19 pandemic related costs (2)	—	44.7
Government-mandated incremental COVID-19 pandemic related pay (3)	34.7	29.1
Combined Plan and UFCW National Fund withdrawal (4)	(106.3)	892.9
Miscellaneous adjustments (5)	19.5	(29.3)
Adjusted EBITDA	$4,510.6	$4,141.1
(1) Includes costs related to third-party consulting fees related to our strategic priorities and associated business transformation, as well as closures of operating facilities.
(2) Includes $44.7 million in bonus payments related to front-line associates during the third quarter of fiscal 2020.
(3) Represents incremental pay that is legislatively required in certain municipalities in which we operate.
(4) Includes the $106.3 million gain during the fourth quarter of fiscal 2021 and $607.2 million charge in the fourth quarter of fiscal 2020 related to the withdrawal from the Food Employers Labor Relations Association and United Food and Commercial Workers Pension Fund ("FELRA") and the Mid-Atlantic UFCW and Participating Pension Fund ("MAP" and together with FELRA, the "Combined Plan") and the $285.7 million charge in the third quarter of fiscal 2020 related to the withdrawal from the United Food and Commercial Workers International Union ("UFCW") Union-Industry Pension Fund ("National Fund").
(5) Primarily includes certain legal and regulatory accruals and settlements, lease adjustments related to non-cash rent expense and costs incurred on leased surplus properties, net realized and unrealized gains and losses related to non-operating investments, pension settlement gain, adjustments for unconsolidated equity investments and costs associated with integrating acquired businesses.